NRG Energy, Inc.                                  Exhibit 99.01
1221 Nicollet Mall
Suite 700                                          News Release
Minneapolis, MN  55403-2445
Telephone (612) 373-5300
Fax (612) 373-5340


            NRG Energy Consortium Announced As Successful Bidder
                             of Loy Yang A


Minneapolis, MN (U.S.) April 22, 1997 - NRG Energy, Inc. (NRG), a subsidiary of Northern States Power Company (NYSE: NSP), CMS Energy Corporation (NYSE:
CMS), and Horizon Energy Australia Investments today announced their consortium as the successful bidder in the Australian State of Victoria's privatization of its Loy Yang A power plant, Victoria's largest and Australia's lowest-cost electric generating facility.

The consortium agreed to purchase, own and operate the 2,000-megawatt (MW), brown coal-fired Loy Yang A plant and an associated coal mine. The purchase price was (U.S.) $3.67 billion. The companies said 75 percent of the acquisition is underwritten to be financed by a consortium of banks coordinated by ANZ Investment Bank (ANZIB), with the remainder comprised of equity. The bank debt was lead arranged and underwritten by ANZIB, NationsBank, Banc National de Paris (BNP), Sumitomo, WestLB, First Chicago NBD Bank, Indosuez, ABN Amro Bank, Deutsche Bank, National Australia Bank (NAB) and AMP.

NRG will hold a 25 percent ownership interest in the acquired assets. CMS Energy's independent power subsidiary, CMS Generation, will hold a 50 percent ownership interest, with an Australian investment group called Horizon Energy Investments holding the balance of 25 percent interest. The companies expect to close the transaction and assume ownership and operating responsibility in less than one month.

Loy Yang A is one of the newest and most modern of Victoria's brown coal-fueled generating plants, with a high proportion of its electric output committed under power supply contracts through the year 2000. The coal mine included in the privatization has two billion tons of proven coal reserves, enough to serve the coal supply needs for 50 years of the Loy Yang A and Loy Yang B plants. The mine has a profitable supply contract with the 1,000 MW Loy Yang B electric generating plant and the exclusive right to provide coal supplies for a third Loy Yang generating plant, should it be built.

Loy Yang A will be jointly managed and operated by CMS and NRG.

"The Loy Yang investment is right in line with our growth strategies of leveraging our market presence to create new opportunities and sticking to what we know best," commented David Peterson, Chairman, President and CEO of NRG. "NRG's strategy for Australia has been to identify opportunities that complement our core strengths and expand our international presence. Loy Yang A will become a key part of our company's future."

NRG is one of the world's leading independent power producers with nearly 5,000 MW of operating and ownership interests in 25 projects in the United States, Europe, Latin America, UK, Indonesia and Australia. NRG project involvement encompasses not only electric power generation processes using solid fuel, natural gas and hydro, but mining, thermal and landfill gas operations as well. NRG is the largest private power producer in Australia.

CMS Generation Co. is the independent power production unit of CMS Energy Corporation. CMS is one of America's top independent power producers with interests in 5,000 MW of generating capacity from more than 30 power plants in operation or under construction in the United States, Argentina, India, Jamaica, Morocco and the Philippines.

Horizon Energy Australia Investments is an institutional investment group including Macquarie Bank, ANZ Investment Bank, Infrastructure Trust of Australia and UniSuper.

Contact:
Trudy Marshall
Director of Communications
1-612-373-5410